Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Applied Blockchain, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Rule 457(c) and (h)	15,166,666(1)	$1.015(2)		$15,394,165. 99	.0000927	$1,427.04
Total Offering Amounts						$15,394,165. 99		$1,427.04
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fees Due								$1,427.04

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar capital structure, merger consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.
(2)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low trading prices for the Registrant’s common stock on June 15, 2022, as reported on The Nasdaq Global Select Market.

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